EXHIBIT 5.1

                     [UNIGRAPHICS SOLUTIONS INC. LETTERHEAD]

                                  April 7, 1999

Unigraphics Solutions Inc.
13736 Riverport Drive
Maryland Heights, Missouri 63043

Gentlemen:

         As General Counsel of Unigraphics Solutions Inc., a Delaware corporation ("the Company"), I am familiar with the Registration Statement on Form S-8 being filed by the Company pursuant to the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission, relating to 200,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company that may be sold pursuant to the Unigraphics Solutions Inc. 401(k) Plan (the "Plan").

         I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified or photostatic copies, and (iv) the due authorization, execution and delivery of all documents.

         Based on the foregoing, I am of the opinion that the Shares, when sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

         The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinion as to the laws of any other jurisdiction. I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the above-mentioned Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                                      Very truly yours,


                                                         /s/ J. Randall Walti
                                                      --------------------------
                                                      J. Randall Walti
                                                      General Counsel